EXHIBIT 11

                                                                      EXHIBIT 11


              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                        Three Months Ended                 Six Months Ended
                                                            September 30,                    September 30,
                                                     ------------------------           --------------------------
                                                        1996             1997             1996             1997
                                                      -------          --------         --------       --------
Primary:
Weighted average common
         shares outstanding                           515,125           515,125          515,125           515,125
Dilutive effect of stock options                        1,144            10,207            1,871             9,083
Average unallocated ESOP shares                       (35,029)          (30,908)         (35,029)          (30,908)
Weighted average treasury
         shares purchased                             (54,966)          (98,004)         (48,367)          (91,366)
                                                    ---------         ---------        ---------         ---------

Common stock equivalents                              426,274           396,420          433,600           401,934
                                                    =========         =========        =========         =========

Fully diluted:
Weighted average common
         shares outstanding                           515,125           515,125          515,125           515,125
Dilutive effect of stock options                        2,571            10,433            2,571            10,433
 Average unallocated ESOP shares                      (35,029)          (30,908)         (35,029)          (30,908)
Weighted average treasury
         shares purchased                             (54,966)          (98,004)         (48,367)          (91,366)
                                                    ---------         ---------        ---------          --------
Weighted average shares outstanding                    427,701          396,646          434,300           403,284
                                                    ==========        ==========       =========          ========

Net earnings                                       $  (30,348)       $  129,341        $ 101,864         $ 259,856
                                                    ==========        =========         ========          ========

Earnings per share:
Primary                                            $   (.07)         $   .33           $  .23            $     .65
                                                    ==========        ==========        ========          ========

Fully diluted                                      $   (.07)         $   .33           $  .23            $     .64
                                                    ==========        ==========        ========          ========



Beginning with the completed stock offering date of October 11, 1994, the Company accounts for the 41,210 shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6. In accordance with this statement, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.